CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 27 to the registration statement on Form N-1A (“Registration Statement”) of our report dated February 23, 2012, relating to the financial statements and financial highlights which appears in the December 31, 2011 Annual Report to Shareholders of the International Growth Fund, International Value Fund, and Emerging Markets Fund, each a series of Hansberger International Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 26, 2012